As filed with the Securities and Exchange Commission on
                                 March 31, 2009
                           Registration No. 333-_____
  -----------------------------------------------------------------------------

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549
                             ----------------------

                                    FORM S-8
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933
                             ----------------------

                        CORNERSTONE FINANCIAL CORPORATION
             (Exact name of registrant as specified in its charter)

                                   NEW JERSEY
         (State or other jurisdiction of incorporation or organization)

                                   80-0282551
                      (I.R.S. Employer Identification No.)

                              6000 MIDLANTIC DRIVE
                          MT. LAUREL, NEW JERSEY 08054
                    (Address of principal executive offices)

                        CORNERSTONE FINANCIAL CORPORATION
              2000 STOCK OPTION PLAN A AND 2000 STOCK OPTION PLAN B
                            (Full title of the plan)

                              GEORGE W. MATTEO, JR.
                        CORNERSTONE FINANCIAL CORPORATION
                              6000 MIDLANTIC DRIVE
                          MT. LAUREL, NEW JERSEY 08054

                     (Name and address of agent for service)

                                 (856) 439-0300
          (Telephone number, including area code of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of "large accelerated filer" "accelerated filer" and "smaller reporting company" in rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer                            Accelerated filer

Non-accelerated filer                              Smaller reporting company [X]
(Do not check if a smaller
reporting company)

                         CALCULATION OF REGISTRATION FEE

====================================================================================================================
Title of Securities to  Amount to be        Proposed Maximum     Proposed Maximum         Amount of Registration
be Registered           Registered          Offering Price Per   Aggregate Offering       Fee
                                            Share (2)            Price

--------------------------------------------------------------------------------------------------------------------
Common Stock, no par
value per share and
interests of                77,382 (1)             $4.00                 $309,528                  $17.27
participation in the
Plan
====================================================================================================================

         (1) Maximum number of shares authorized for issuance pursuant to the Registrant's 2000 Stock Option Plan A and 2000 Stock Option Plan B (collectively, the "Plans"). This Registration Statement also relates to such indeterminate number of additional shares of common stock of the Registrant as may be issuable as a result of stock splits, stock dividends or similar transactions, as described in the Plans.

         (2) Estimated solely for the purpose of calculating the registration fee and based upon the last sale reported for the Registrant's stock as of March 25, 2009 in accordance with Rule 457(h)(1).

         In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the Plans.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.   Incorporation of Documents by Reference.

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and, accordingly, files periodic reports and other information with the Securities and Exchange Commission (the "SEC"). Reports, proxy statements and other information concerning the Company filed with the SEC may be inspected and copies may be obtained (at prescribed rates) at the SEC's Public Reference Section, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also maintains a Website that contains copies of such material. The address of the Commission's Website is http://www.sec.gov.

         The following documents filed with the SEC are hereby incorporated by reference into this Registration Statement:

                  (a) the audited financial statements of the Registrant as of and for the year ended December 31, 2008 on Form 10-K filed with the SEC on March 30, 2009; and

                  (b) the description of the Registrant's Common Stock, no par value per share, contained in the Registrant's Current Report on Form 8-K, as filed with the SEC on February 2, 2009, to register the Common Stock under Section 12(g) of the Exchange Act.

         In addition, all documents subsequently filed by the Company with the SEC pursuant to Sections 12, 13(a), 14 and 15(d) of the Exchange Act after the effective date of this Registration Statement, but prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the respective date of filing of such documents.

         Any statement contained in a document incorporated or deemed to be incorporated by reference shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or is deemed to be incorporated by reference herein modified or superseded such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.   Description of Securities.

         Not applicable.

Item 5.   Interests of Named Experts and Counsel.

         Not applicable.

Item 6.   Indemnification of Directors and Officers.

         Article VI of the Company's Certificate of Incorporation provides as follows:

                  Subject to the following, a director or officer of the Company shall not be personally liable to the Company or its shareholders for damages for breach of any duty owed to the Company or its shareholders. The preceding sentence shall not relieve a director or officer from liability for any breach of duty based upon an act or omission (i) in breach of such person's duty of loyalty to the Company or its shareholders, (ii) not in good faith or involving a knowing violation of law, or (iii) resulting in receipt by such person of an improper personal benefit. If the New Jersey Business Company Act is amended to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of a director or officer or both of the Company shall be eliminated or limited to the fullest extent permitted by the New Jersey Business Company Act as so amended. Any amendment to the Certificate of Incorporation, or change in law which authorizes this paragraph, shall not adversely affect any then existing right or protection of a director or officer of the Company.

Article VII of the Company's Certificate of Incorporation provides as follows:

                  The Company shall indemnify its officers, directors, employees and agents and former officers, directors, employees and agents, and any other persons serving at the request of the Company as an officer, director, employee or agent of another corporation, association, partnership, joint venture, trust, or other enterprise, against expenses (including attorneys' fees, judgments, fines and amounts paid in settlement) incurred in connection with any pending or threatened action, suit, or proceeding, whether civil, criminal, administrative or investigative, with respect to which such officer, director, employee, agent or other person is a party, or is threatened to be made a party, to the fullest extent permitted by the New Jersey Business Corporation Act. The indemnification provided herein (i) shall not be deemed exclusive of any other right to which any person seeking indemnification may be entitled under any by-law, agreement, or vote of shareholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in any other capacity, and (ii) shall inure to the benefit of the heirs, executors, and the administrators of any such person. The Company shall have the power, but shall not be obligated, to purchase and maintain insurance on behalf of any person or persons enumerated above against any liability asserted against or incurred by them or any of them arising out of their status as corporate directors, officers, employees, or agents whether or not the Company would have the power to indemnify them against such liability under the provisions of this article.

                  The Company shall, from time to time, reimburse or advance to any person referred to in this article the funds necessary for payment of expenses, including attorneys' fees, incurred in connection with any action, suit or proceeding referred to in this article, upon receipt of a written undertaking by or on behalf of such person to repay such amount(s) if a judgment or other final adjudication adverse to the director or officer establishes that the director's or officer's acts or omissions (i) constitute a breach of the director's or officer's duty of loyalty to the Company or its shareholders, (ii) were not in good faith, (iii) involved a knowing violation of law, (iv) resulted in the director or officer receiving an improper personal benefit, or (v) were otherwise of such a character that New Jersey law would require that such amount(s) be repaid.

Item 7.   Exemption From Registration Claimed.

         Not applicable.

Item 8.   Exhibits.

         The following exhibits are filed with this Registration Statement.

                  Exhibit
                  Number            Description of Exhibit
                  --------          ----------------------

                  4.1               2000 Stock Option Plan A (1)

                  4.2               2000 Stock Option Plan B (1)

                  5                 Opinion of Windels Marx Lane & Mittendorf,
                                    LLP

                  23(a)             Consent of KPMG LLP

                  23(b) Consent of Windels Marx Lane & Mittendorf, LLP (included in the Opinion filed as Exhibit 5 hereto)

                  -----------------------
                  (1) Incorporated by reference from Exhibit 10(b) to the Registrant's Current Report on Form 8-K, as filed with the SEC on February 2, 2009.

Item 9.   Undertakings.

         (a) The undersigned registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

                  (2) That, for purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned company hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's Annual Report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the company pursuant to the foregoing provisions, or otherwise, the company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer of controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Township of Mt. Laurel, State of New Jersey, on the 30th day of March, 2009. Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.


CORNERSTONE FINANCIAL CORPORATION

                      Name                                                Title                                Date


/s/ George W. Matteo, Jr                               Chairman of the Board, President and
-------------------------------------------------      Chief Executive Officer
George W. Matteo, Jr.                                  (Principal Executive Officer)                        March 30, 2009


                                                       Executive Vice President and
                                                       Chief Financial Officer
/s/ Keith Winchester                                   (Principal Financial and Accounting Officer)
--------------------------------------                                                                      March 30, 2009
Keith Winchester


/s/ J. Mark Baiada
--------------------------------------                 Director                                             March 30, 2009
J. Mark Baiada


/s/ J. Richard Carnall
--------------------------------------                 Director                                             March 30, 2009
J. Richard Carnall


/s/ Gaetano P. Giordano
--------------------------------------                 Director                                             March 30, 2009
Gaetano P. Giordano


/s/ Robert A. Kennedy, Jr.
--------------------------------------                 Director                                             March 30, 2009
Robert A. Kennedy, Jr.


/s/ Ronald S. Murphy
--------------------------------------                 Director                                             March 30, 2009
Ronald S. Murphy


/s/ Bruce Paparone
--------------------------------------                 Director                                             March 30, 2009
Bruce Paparone


                          EXHIBIT INDEX TO REGISTRATION
                              STATEMENT ON FORM S-8
                      OF CORNERSTONE FINANCIAL CORPORATION

         Exhibit
         Number            Description of Exhibit
         --------          -----------------------

         4.1               2000 Stock Option Plan A (1)

         4.2               2000 Stock Option Plan B (1)

         5                 Opinion of Windels Marx Lane & Mittendorf, LLP

         23(a)             Consent of KPMG LLP

         23(b)             Consent of Windels Marx Lane & Mittendorf, LLP
                          (included in the Opinion filed as Exhibit 5 hereto)

                  -----------------------
                  (1) Incorporated by reference from Exhibit 10(b) to the Registrant's Current Report on Form 8-K, as filed with the SEC on February 2, 2009.